Registration No. 333-

As filed with the Securities and Exchange Commission on February 11, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E–Z–EM, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-1999504

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue Lake Success, New York 11042

(Address of Principal Executive Offices) (Zip Code)

E–Z–EM, Inc. 2004 Stock and Incentive Award Plan

(Full title of the plan)

Anthony A. Lombardo E–Z–EM, Inc. 1111 Marcus Avenue Lake Success, New York 11042

(Name and address of agent for services)

(516) 333-8230

(Telephone number, including area code, of agent for service)

Copy to: Scott M. Tayne, Esq. Davies Ward Phillips & Vineberg LLP 625 Madison Avenue, 12th Floor New York, New York 10022

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock par value, $.10 per share	492,500 Shares(1)(2) 515,925 Shares(3)	$13.922(6) $13.10(7)	$6,856,585.00 $6,758,617.50	$807.02 $795.49

Total	1,008,425 Shares(4)(5)		$13,615,202.00	$1,602.51(4)

(1)	Consists of shares of common stock underlying outstanding options granted under the E-Z-EM, Inc. 2004 Stock and Incentive Award Plan (the “2004 Plan”).

(2)	Includes 142,500 shares of common stock originally available for issuance under the E–Z–EM, Inc. 1983 Stock Option Plan (the “1983 Plan”).

(3)	Shares of common stock available for issuance under the 2004 Plan. These shares were originally available for issuance under the 1983 Plan (433,846 shares) and the E–Z–EM, Inc. 1984 Directors and Consultants Stock Option Plan (the “1984 Plan”) (82,079 shares).

(4)	As described in footnotes (2) and (3), of the 1,008,425 shares being registered, a total of 658,425 shares were originally available for issuance under the 1983 Plan (576,346 shares) and the 1984 Plan (82,079 shares), all of which were registered on a Registration Statement on Form S-8 (File 333-100878) filed on October 31, 2002, and are now issuable under the 2004 Plan. These shares are being carried over to this Registration Statement, and the registration fee previously paid by the registrant for those shares in the amount of $461.88 is offsetting a portion of the $1,602.51 filing fee due in connection with this Registration Statement, in accordance with Instruction E to Form S-8 and Rule 457(p), under the Securities Act. Accordingly, the registrant is paying a filing fee of $1,140.63 in connection with the filing of this Registration Statement.

(5)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares of common stock as may become issuable by reason of the operation of the anti-dilution provisions of the 2004 Plan.

(6)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was calculated based on a weighted average option exercise price of $13.922 per share.

(7)	Pursuant to Rules 457 (c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based upon the average of the high and low prices of the registrant’s common stock as reported by The American Stock Exchange on February 7, 2005.

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Explanatory Note

This registration statement on Form S-8 is being filed by E–Z–EM, Inc. (the “Company” or “Registrant”) to register 350,000 shares of its common stock issuable under the E–Z–EM, Inc. 2004 Stock and Incentive Award Plan (the “2004 Plan”) and an additional 658,425 shares of its common stock (the ““Carryover Shares”), consisting of 576,346 shares issuable under the E–Z–EM, Inc. 1983 Stock Option Plan and 82,079 shares issuable under the E–Z–EM, Inc. 1984 Directors and Consultants Stock Option Plan, all of which were registered on a registration statement on Form S-8 (File no. 333-100878) (the “2002 Registration Statement”) filed by the Company on October 31, 2002, and that are now issuable under the 2004 Plan. The Carryover Shares and the corresponding portion of the registration fee previously paid by the Company for the Carryover Shares in connection with the 2002 Registration Statement are being carried over to this Registration Statement in accordance with Instruction E to Form S-8 and Rule 457(p) under the Securities Act. The Company is, simultaneous with the filing of this Registration Statement, filing a post-effective amendment to the 2002 Registration Statement for the purpose of deregistering the Carryover Shares.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                  INCORPORATION OF DOCUMENTS BY REFERENCE

                The following documents filed with the Securities and Exchange Commission (the “Commission”) by E-Z-EM, Inc. (the “Company” or the “Registrant”) are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2004.

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to May 29, 2004.

(c)	The description of the Company’s common stock, par value $0.10 per share, contained in the Registration Statement on Form 8-A filed with the Commission on October 22, 2002, including any amendments or reports filed for the purpose of updating such description.

                All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                  DESCRIPTION OF SECURITIES

                                Not applicable.

ITEM 5.                  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                                Not applicable.

ITEM 6.                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL, or obtained an improper personal benefit.

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                The Company’s amended and restated certificate of incorporation provides for the elimination of the personal liability of its directors to the Company and its stockholders for monetary damages for breach of their fiduciary duties as directors, subject to the exceptions set forth in DGCL Section 102.

                Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, agent or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of a corporation as well, but only to the extent of defense expenses, including attorneys’ fees, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless and only to the extent that the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if a present or former officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding, referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

                 The Company’s By-Laws provide that every person who is or was (i) a director, director emeritus or officer of the Company or (ii) a director, director emeritus or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another enterprise, shall be indemnified for all expenses and liabilities actually and reasonably incurred in connection with any action, suit or proceeding involving such person in such capacity if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter in any action by or in the right of the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that the person seeking indemnification is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The indemnification provisions of the Company’s By-Laws also apply to any director, director emeritus or officer of any constituent corporation absorbed in a merger with the Company that would have had the power and authority to indemnify such persons if its separate existence had continued. The By-Laws also provide that the Company shall pay the expenses of a director, director emeritus or officer in advance of the final disposition of an action, suit or providing upon receipt from such person of an undertaking to repay such amounts if he or she is ultimately determined to not be entitled to indemnification under the By-Laws

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                 The Company maintains a directors and officers liability insurance and company reimbursement policy. The policy insures directors and officers, subject to various exclusions, against unindemnified losses arising from certain wrongful acts in their capacities and reimburses the Company for such losses for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

ITEM 7.                  EXEMPTION FROM REGISTRATION CLAIMED

                                 Not applicable

ITEM 8.                  EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Davies Ward Phillips & Vineberg LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Davies Ward Phillips & Vineberg LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

	1.	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
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2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on the 11th  day of February, 2005.

E-Z-EM, Inc.

By:	/s/ Anthony A. Lombardo
—————————————————————
Anthony A. Lombardo President and Chief Executive Officer

POWER OF ATTORNEY

                 KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Anthony A. Lombardo and Dennis J. Curtin, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date

/s/ Anthony A. Lombardo	President, Chief Executive Officer, Director (Principal Executive Officer)	February 11, 2005
——————————————
Anthony A. Lombardo

/s/ Dennis J. Curtin	Senior Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)	February 11, 2005
——————————————
Dennis J. Curtin

/s/ Paul S. Echenberg	Chairman of the Board, Director	February 11, 2005
——————————————
Paul S. Echenberg

/s/ Howard S. Stern	Director	February 11, 2005
——————————————
Howard S. Stern

/s/ David P. Meyers	Director	February 11, 2005
——————————————
David P. Meyers

/s/ James L. Katz	Director	February 11, 2005
——————————————
James L. Katz

/s/ Robert J. Beckman	Director	February 11, 2005
——————————————
Robert J. Beckman

/s/ George P. Ward	Director	February 11, 2005
——————————————
George P. Ward

/s/ James H. Thrall,M.D.	Director	February 11, 2005
——————————————
Dr. James H. Thrall

/s/ John T. Preston	Director	February 11, 2005
——————————————
John T. Preston
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EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Davies Ward Phillips & Vineberg LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Davies Ward Phillips & Vineberg LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)